RESULTS OF MEETING OF SHAREHOLDERS

RIVERSOURCE SELECTIVE FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2006

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a fund.

APPROVE THE AGREEMENT AND PLAN OF REORGANIZATION

         AFFIRMATIVE          AGAINST            ABSTAIN       BROKER NON-VOTES
       549,827,752.34      19,442,541.53      18,865,626.64          0.00

ELECTION OF BOARD MEMBERS

                                            AFFIRMATIVE             WITHHOLD

    Kathleen Blatz                         565,148,733.18         22,987,187.33

    Arne H. Carlson                        564,300,167.27         23,835,753.24

    Patricia M. Flynn                      564,998,046.95         23,137,873.56

    Anne P. Jones                          563,661,569.70         24,474,350.81

    Jeffrey Laikind                        564,408,548.34         23,727,372.17

    Stephen R. Lewis, Jr.                  565,267,307.88         22,868,612.63

    Catherine James Paglia                 565,210,689.22         22,925,231.29

    Vikki L. Pryor                         564,808,984.15         23,326,936.36

    Alan K. Simpson                        563,021,443.24         25,114,477.27

    Alison Taunton-Rigby                   564,816,288.74         23,319,631.77

    William F. Truscott                    564,639,909.89         23,496,010.62

APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION.

         AFFIRMATIVE          AGAINST            ABSTAIN       BROKER NON-VOTES
       548,664,883.08      21,384,191.04      18,086,846.39          0.00
APPROVE AN INVESTMENT MANAGEMENT SERVICES AGREEMENT WITH RIVERSOURCE
INVESTMENTS, LLC.

         AFFIRMATIVE          AGAINST            ABSTAIN       BROKER NON-VOTES
       552,358,786.50      16,718,473.49      19,058,660.52          0.00